CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment 7 to the Registration Statement on Form N-4, 333-186220 of RiverSource® RAVA 5 Advantage® Variable Annuity/RiverSource® RAVA 5 Select® Variable Annuity/RiverSource® RAVA 5 Access® Variable Annuity (Offered for contract applications signed on or after April 29, 2013) of our report dated April 19, 2016 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 20, 2016 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 2, 2016